Exhibit 10.26

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

Dated as of March 7, 2002

by and between

CENDANT MOBILITY GOVERNMENT FINANCIAL SERVICES CORPORATION

as Originator and Seller,

and

KENOSIA FUNDING, LLC

as Buyer

		Page
ARTICLE I DEFINITIONS ARTICLE II SALE AND PURCHASE OF ASSETS
Section 2.1	Sale and Purchase	2
Section 2.2	Purchases	3
Section 2.3	No Assumption	3
Section 2.4	No Recourse	4
Section 2.5	True Sales	4
Section 2.6	Servicing of KF Purchased Assets	4
Section 2.7	Financing Statements	4

ARTICLE III CALCULATION OF RECEIVABLES PURCHASE PRICE

Section 3.1	Calculation of the Receivables Purchase Price	5

ARTICLE IV PAYMENT OF RECEIVABLES PURCHASE PRICE

Section 4.1	Receivables Purchase Price Payments	5
Section 4.2	Payments and Computations, Etc.	5

ARTICLE V CONDITIONS PRECEDENT

Section 5.1	Conditions Precedent to Sales and Purchases	6

ARTICLE VI REPRESENTATIONS AND WARRANTIES

Section 6.1	Representations and Warranties of the Seller	6
Section 6.2	Representations and Warranties of the Issuer	11

ARTICLE VII GENERAL COVENANTS

Section 7.1	Affirmative Covenants of the Seller	12
Section 7.2	Reporting Requirements	15

-i-

(continued)

-ii-

(continued)

		Page
Section 11.12	Acknowledgment and Consent	28
Section 11.13	No Partnership or Joint Venture	29
Section 11.14	No Proceedings	29
Section 11.15	Severability of Provisions	29
Section 11.16	Recourse to the Seller	29
Section 11.17	Recourse to the Issuer	29
Section 11.18	Confidentiality	29

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APPENDIX
APPENDIX A	Definitions

SCHEDULES

SCHEDULE 2.1	List of CMGFSC Home Purchase Contracts

SCHEDULE 6.l(n)	Principal Place of Business and Chief Executive Office of the Seller and List of Offices Where the Seller Keeps CMGFSC Records

SCHEDULE 6.l(q)	List of Legal Names for Cendant Mobility Government Financial Services Corporation

SCHEDULE 11.2	Notice Addresses

EXHIBITS

EXHIBIT 2.1	Form of Notice of Additional CMGFSC Home Purchase Contracts

-iv-

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) dated as of March 7, 2002 made by and between CENDANT MOBILITY GOVERNMENT FINANCIAL SERVICES CORPORATION, a Delaware corporation, as originator and seller (the “Seller”) and KENOSIA FUNDING, LLC, a Delaware Corporation, as buyer (“the Issuer”).

WHEREAS, the Seller has purchased certain Receivables and Related Assets from Cendant Mobility Services Corporation (“CMSC”) and from time to time hereafter will create, and will purchase from CMSC, additional Receivables and Related Assets; and

WHEREAS, the Seller wishes to sell Receivables and Related Assets that it now owns and CMGFSC Receivables and CMGFSC Related Assets that it from time to time hereafter will own to the Issuer, and the Issuer is willing to purchase such CMGFSC Receivables and CMGFSC Related Assets from the Seller from time to time, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the Issuer will pledge the same, together with all its other assets and properties now owned or hereafter acquired, to The Bank of New York (the “Trustee”) as security for the timely payment as and when due or to become due to any Series 2002-1 Noteholder, including Gotham Funding Corporation and certain liquidity providers to Gotham Funding Corporation, of all principal and interest due on the Series 2002-1 Notes and of all other amounts due pursuant to the Transaction Documents;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Part A of Appendix A or as specified in Appendix A of the CMGFSC Purchase Agreement. In addition, this Agreement shall be interpreted in accordance with the conventions set forth in Parts B, C and D of Appendix A.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1 Sale and Purchase.

(a) Agreement. Upon the terms and subject to the conditions hereof, the Issuer agrees to buy, and the Seller agrees to sell, all of the Seller’s right, title and interest in and to the following:

(i) all CMSC Purchased Assets owned by the Seller on the Closing Date or thereafter purchased, and all rights of the Seller under the CMGFSC Purchase Agreement and the PHH Guarantee with respect to the CMSC Purchased Assets (collectively, the “Seller Purchased Assets”);

(ii) all Receivables arising out of or with respect to Direct Expenses, Equity Payments, Mortgage Payments and Mortgage Payoffs made by the Seller in respect of Home Purchase Contracts to which CMGFSC is a party from and after the Closing Date (collectively, the “Seller Receivables”);

(iii) all Related Property with respect to the Seller Receivables (collectively, the “Seller Related Property”);

(iv) all CMGFSC Collections;

(v) all proceeds of and earnings on any of the foregoing; and

(vi) all of the right, title and interest (if any) CMGFSC has in, to or under CMGFSC Designated Receivables, including all Related Property with respect thereto and all proceeds thereof, including all rights, if any, to reimbursement of, or interest on, such CMGFSC Designated Receivables.

The items listed above in clauses (iii), (iv) and (v), whenever and wherever arising, are collectively referred to herein as the “Seller Related Assets.” The Seller Purchased Assets, the Seller Receivables and the Seller Related Assets are sometimes collectively referred to herein as the “Seller Assets.”

As used herein, “CMGFSC Purchased Assets” means Seller Purchased Assets that are being purchased or have been Purchased by the Issuer hereunder; “CMGFSC Receivables” means Seller Receivables that are being purchased or have been Purchased by the Issuer hereunder; “CMGFSC Related Property” means Seller Related Property that is being purchased or has been Purchased by the Issuer hereunder; “CMGFSC Related Assets” means Seller Related Assets that are being purchased or have been Purchased by the Issuer hereunder; and “KF Purchased Assets” means Seller Assets that are being purchased or have been Purchased by the Issuer hereunder.

Schedule 2.1 sets forth a list of all CMGFSC Home Purchase Contracts as of the Closing Date. Each new Home Purchase Contract that is not a CMGFSC Excluded Contract and that is entered into by the Seller during any month shall be added to the CMGFSC Home Purchase Contracts and shall be reported on or after the last day of such month by delivering a written notice in the form of Exhibit 2.1 to the Issuer or its designee, whereupon Schedule 2.1 shall be amended by the Seller to add such new Home Purchase Contract to the list of CMGFSC Home Purchase Contracts set forth therein. On or prior to the date of the delivery of any such notice, the Seller shall indicate, or cause to be indicated, in its computer files, books and records that the CMGFSC Receivables and other KF Purchased Assets then existing and thereafter created pursuant to or in connection with each such CMGFSC Home Purchase Contract are being transferred to the Issuer pursuant to this Agreement.

(b) Treatment of Certain Receivables and CMGFSC Related Assets. It is expressly understood that (i) each Pool Receivable sold to the Issuer hereunder, together with all other CMSC Purchased Assets and all CMGFSC Related Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Issuer (or its assignees), without the necessity of any further purchase or other action by the Issuer (other than satisfaction of the conditions set forth herein) and (ii) the change of a Receivable’s status from that of Unsold Home Receivable to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose.

Section 2.2 Purchases. On the Closing Date, the Issuer shall purchase all of the Seller’s right, title and interest in and to all Seller Assets and any property described in clause (vi) of Section 2.1 (a) existing as of the close of business on the immediately preceding Business Day. On each Business Day thereafter until the KF Termination Date, the Issuer shall purchase all of the Seller’s right, title and interest in and to all Seller Assets and in any property described in clause (vi) of Section 2.1 (a) existing as of the close of business on the immediately preceding Business Day that were not previously purchased by the Issuer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Seller or the Issuer prior to the Termination Date, the Seller shall not sell, and the Issuer shall not buy, any KF Purchased Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.

Section 2.3 No Assumption. The sales and Purchases of KF Purchased Assets do not constitute and are not intended to result in a creation or an assumption by the Issuer or its successors and assigns of any obligation of CMSC, the Seller or any other Person in connection with the KF Purchased Assets (other than any such obligations as may arise solely from the ownership of the Pool Receivables) or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Servicer, the Issuer or the Issuer’s assignees shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of CMSC (including without limitation any obligation to perform any of the obligations of CMSC under any Relocation Management Agreement, CMSC Home Purchase Contract, CMSC Related Property or any other agreement or any obligation of the Seller under any CMGFSC Home Purchase Contract), except such obligations as may arise from the ownership of the Pool Receivables. Except as expressly provided in Section 3.05(k) of the Servicing Agreement, no such obligation or liability to any Obligor, Transferred Employee or other customer or client of CMSC is intended to be assumed by the Servicer or its successors and assigns hereunder or under the Servicing Agreement, and any such assumption is expressly disclaimed.

Section 2.4 No Recourse. Except as specifically provided in this Agreement, the sale and Purchase of the KF Purchased Assets and any other property described in clause (vi) of Section 2.1 (a) under this Agreement shall be without recourse to the Seller; provided, however, that the Seller shall be liable to the Issuer and the Issuer’s assigns pursuant to the Transaction Documents for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement or any other Transaction Document (it being understood that such obligations of the Seller will not arise solely on account of the credit-related inability of an Obligor to pay a Receivable).

Section 2.5 True Sales. The Seller and the Issuer intend the transfers of KF Purchased Assets hereunder to be true sales by the Seller to the Issuer that are absolute and irrevocable and to provide the Issuer with the full benefits of ownership of the KF Purchased Assets, and neither the Seller nor the Issuer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Issuer to the Seller, secured by the KF Purchased Assets.

Section 2.6 Servicing of KF Purchased Assets. Consistent with the Issuer’s ownership of all KF Purchased Assets and subject to the terms of the Pool Relocation Management Agreements, as between the parties to this Agreement, the Issuer shall have the sole right to service, administer and collect all KF Purchased Assets, to assign such right and to delegate such right to others. In consideration of the Issuer’s purchase of the KF Purchased Assets and as more fully set forth in Section 11.12, the Seller hereby acknowledges and agrees that the Issuer intends to assign for the benefit of the Issuer and its successors and assigns the rights and interests granted by the Seller to the Issuer hereunder, and agrees to cooperate fully with the Issuer and its successors and assigns in the exercise of such rights.

Section 2.7 Financing Statements. In connection with the transfer described above, the Seller agrees, at its expense, to record and file financing statements (and continuation statements when applicable) with respect to the KF Purchased Assets conveyed by the Seller meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the KF Purchased Assets to the Issuer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Issuer as soon as practicable after the Closing Date; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Servicing Agreement.

ARTICLE III

CALCULATION OF RECEIVABLES PURCHASE PRICE

Section 3.1 Calculation of the Receivables Purchase Price.

(a) The Seller shall maintain accurate records with respect to (i) the Purchases of KF Purchased Assets to be made and (ii) the Receivables Purchase Price to be paid on account of the foregoing as calculated in accordance with this Section 3.1. On the twelfth calendar day of each month (or, if such twelfth day is not a Business Day, the preceding Business Day) from the Closing Date to the Termination Date, the Seller shall deliver, or cause the Servicer to deliver, to the Issuer, the Servicer, the Trustee and the Administrative Agent the portion of the Monthly Originator Report that relates to such Purchases and Receivables Purchase Prices for the previous calendar month.

(b) With respect to the Purchase of any KF Purchased Assets by the Issuer from the Seller pursuant to Article II, (i) on the Closing Date, the Issuer shall pay to the Seller a purchase price equal to $49,901,207 and (ii) thereafter the Issuer shall pay to the Seller a purchase price equal to the fair market value of each KF Purchased Asset purchased by the Buyer (each such purchase price, the “Receivables Purchase Price”), which will be a purchase price reflecting such factors as the Seller and the Issuer mutually agree will result in a Receivables Purchase Price determined to be the fair market value of such KF Purchased Assets.

ARTICLE IV

PAYMENT OF RECEIVABLES PURCHASE PRICE

Section 4.1 Receivables Purchase Price Payments. On the terms and subject to the conditions of this Agreement, the Issuer shall pay to the Seller on the Closing Date the Receivables Purchase Price for the KF Purchased Assets sold on such date. On the terms and subject to the conditions of this Agreement, the Issuer shall pay to the Seller, on each other Business Day on which any KF Purchased Assets are purchased from the Seller by the Issuer pursuant to Article II, the Receivables Purchase Price for such KF Purchased Assets.

Section 4.2 Payments and Computations, Etc. All amounts to be paid by the Seller to the Issuer hereunder shall be paid in accordance with the terms hereof no later than close of business on the day when due in United States dollars in immediately available funds to an account specified in writing from time to time by the Issuer or its designee. Payments received by the Issuer after such time shall be deemed to have been received on the next Business Day. If any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Seller shall pay to the Issuer, on demand, interest on all amounts not paid when due hereunder at a rate equal to the Prime Rate plus 2% per annum; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). All payments made under this Agreement shall be made without set-off or counterclaim.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.l Conditions Precedent to Sales and Purchases. No Purchase of KF Purchased Assets shall be made hereunder on any date on which the Issuer does not have sufficient funds available to pay the Receivables Purchase Price.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Seller. In order to induce the Issuer to enter into this Agreement and to make Purchases hereunder, the Seller hereby makes the representations and warranties set forth in this Section 6.1, in each case as of the date hereof, as of the Closing Date, as of the date of each Purchase hereunder and as of any other date specified in such representation and warranty.

(a) Organization and Good Standing. The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Seller had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the KF Purchased Assets.

(b) Due Qualification. The Seller is duly qualified to do business, is in good standing as a foreign corporation, and has obtained (or has filed all necessary applications for) all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.

(c) Power and Authority: Due Authorization. The Seller (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Contracts and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement, the Contracts and the other Transaction Documents to which it is a party and (C) to sell and assign the KF Purchased Assets transferred hereunder on and after such date, on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the Contracts and the other Transaction Documents to which it is a party.

(d) Valid Sale: Binding Obligations. This Agreement constitutes a valid sale, transfer, set-over and conveyance to the Issuer of all of the Seller’s right, title and interest in, to and under the KF Purchased Assets transferred hereunder on such date; the Issuer’s interest in the Pool Receivables is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Seller, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Seller is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Seller, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of incorporation or the by-laws of the Seller or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the KF Purchased Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Seller or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Seller threatened, against the Seller before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any the KF Purchased Asset by the Seller to the Issuer, the creation of a material amount of CMGFSC Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a

Material Adverse Effect, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller or Issuer in connection with the conveyance of the KF Purchased Assets transferred hereunder on and after such date, including approval by the United States Government of the assignments of CMSC’s government contracts and approval by other non-governmental or quasi-governmental entities of assignments of Originator’s contracts with such non-governmental or quasi-governmental entities (to the extent such contracts are included as Pool Relocation Management Contracts hereunder), or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which it is a party have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyance and the execution and delivery by the Seller of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Servicing Agreement.

(h) Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The proceeds of the sales hereunder will not be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for such purposes.

(i) Taxes. The Seller has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens).

(j) Solvency. After giving effect to the conveyance of KF Purchased Assets hereunder on such date, the Seller is Solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.

(k) Quality of Title/Valid Transfers.

(i) Immediately before the Purchase to be made by the Issuer hereunder on such date, each KF Purchased Asset to be sold to the Issuer shall be owned by the Seller free and clear of any Lien (other than any Permitted Lien), and the Seller shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of the Issuer and its successors and assigns in such KF Purchased Assets against all creditors of, and purchasers from, the Seller (subject to Permitted Exceptions).

(ii) With respect to each Pool Receivable transferred hereunder on such date, the Issuer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership interest in such Pool Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).

(iii) Immediately prior to the sale of a KF Purchased Asset hereunder on such date, no effective financing statement or other instrument similar in effect that covers all or part of any KF Purchased Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of CMSC in accordance with the Pool Relocation Management Agreements, (B) in favor of the Seller in accordance with the CMGFSC Purchase Agreement, (C) in favor of the Issuer pursuant to this Agreement, (D) in favor of the Issuer’s successors and assigns pursuant to the Servicing Agreement or the Indenture or otherwise filed by or at the direction of the Issuer’s successors and assigns or (E) to evidence any Mortgage on a CMSC Home or CMGFSC Home created by a Transferred Employee.

(iv) The Receivables Purchase Price constitutes reasonably equivalent value for the KF Purchased Assets conveyed in consideration therefor on such date, and no purchase of an interest in such KF Purchased Assets by the Issuer from the Seller constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

(1) Eligible Receivables. Each CMGFSC Receivable included in the KF Purchased Assets transferred hereunder on such date, unless otherwise identified to the Issuer and its assignees by the Seller in the related Monthly Originator Report, is an Eligible Receivable on such date.

(m) Accuracy of Information. All written information furnished by the Seller to the Issuer or its successors and assigns pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the KF Purchased Assets transferred hereunder on such date is true and correct in all material respects on such date.

(n) Offices. The principal place of business and chief executive office of the Seller is located, and the offices where the Seller keeps all CMGFSC Records (and all original documents relating thereto) are located, at the addresses specified in Schedule 6.1 (n), except that (i) Home Deeds and related documents necessary to close CMGFSC Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of the Seller in connection with the sale of CMGFSC Homes to Ultimate Buyers, so long as such local attorneys are notified that such Home Deeds constitute property of CMGFSC and also are notified of the interest of the Issuer and the Issuer’s assignees therein and (ii) CMGFSC Records relating to the KF Purchased Assets arising under or in connection with any Pool Relocation Management Agreement and the Receivables arising thereunder or in connection therewith may be maintained at the offices of the related Employer.

(o) Payment Instructions to Obligors. The Seller has instructed (i) all Obligors to remit all payments on the KF Purchased Assets directly to one of the Lockboxes or Lockbox Accounts, (ii) all Lockbox Banks to deposit all Pool Collections remitted to a Lockbox directly to the related Lockbox Account and (iii) all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after receipt, except in the States of New Mexico and Virginia where a longer escrow period of up to one week is required under applicable law, in which case such Home Sale Proceeds shall be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.

(p) Investment Company Act. The Seller is not, and is not controlled by, (and by reason of the execution and delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not be, and will not become) an “investment company” registered or required to be registered under the Investment Company Act.

(q) ERISA. The Seller and each ERISA Affiliate are in compliance with the minimum funding requirements of ERISA. Each Plan is in compliance with all applicable material provisions of ERISA, and the Seller or the relevant ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service that each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Seller nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan that could give rise to a lien in favor of the PBGC other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings. Neither the Seller nor any ERISA Affiliate that is a subsidiary of PHH is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made, contributions to, any Multiemployer Plan. No ERISA Affiliate that is not a subsidiary of PHH is, or at any time during the past five years was, a member of, or makes, or has at any time during the past five years made, contributions to, any Multiemployer Plan, in each case where any such action could reasonably be expected to have a Material Adverse Effect.

(r) Legal Names. Except as described in Schedule 6.1(q), since January 1, 1995, the Seller (i) has not been known by any legal name other than its corporate name as of the date hereof, (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.

(s) Compliance with Applicable Laws. The Seller is in compliance with the requirements of all applicable Requirements of Law, a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.

(t) Credit and Collection Policy. As of the date each CMGFSC Receivable is transferred hereunder, the Seller has complied in all applicable material respects with the Credit and Collection Policy with respect to such CMGFSC Receivable transferred on such date and the related Contract.

(u) Environmental. On such date, to the best knowledge of Seller, (i) there are no (A) pending or threatened claims, complaints, notices or requests for information received by Seller with respect to any alleged violation of any Environmental Law in connection with any CMGFSC Home relating to any CMGFSC Receivable transferred hereunder on such date or (B) pending or threatened claims, complaints, notices or requests for information received by Seller regarding potential liability under any Environmental Law in connection with any CMGFSC Home relating to any CMGFSC Receivable transferred hereunder on such date and (ii) the Seller is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, if any, that are required to be held by it under any applicable Requirement of Law in connection with any CMGFSC Homes relating to any CMGFSC Receivable transferred hereunder on such date, other than those that, in the case of either clause (i) or (ii), singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(v) Business and Indebtedness of Seller. The Seller has no Indebtedness for Borrowed Money except as permitted under this Agreement. The Seller has not engaged in any business other than the Purchase of CMSC Receivables and other CMSC Purchased Assets under the CMGFSC Purchase Agreement, the sale of KF Purchased Assets under this Agreement and the purchase and sale of CMGFSC Homes and creation of CMGFSC Receivables pursuant to related Equity Payments, Mortgage Payments and Mortgage Payoffs, and incidental activities related thereto.

Section 6.2 Representations and Warranties of the Issuer. The Issuer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by the Issuer and constitutes the Issuer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Issuer or any agreement to which the Issuer is a party and (c) all of the outstanding capital stock of the Issuer is directly or indirectly owned by the Seller, and all such capital stock is fully paid and nonassessable.

ARTICLE VII

GENERAL COVENANTS

Section 7.1 Affirmative Covenants of the Seller. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller hereby agrees that it will perform the covenants and agreements set forth in this Section 7.1.

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable Requirements of Law (including without limitation those relating to the CMGFSC Receivables, CMGFSC Home Purchase Contracts, CMGFSC Related Assets and all Environmental Laws affecting any CMGFSC Home), in each case to the extent that any such failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Seller (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect.

(c) Keeping of Records and Books of Account. The Originator will maintain, or cause to be maintained, at all times accurate and complete books, records and accounts relating to the CMGFSC Purchased Assets and all CMGFSC Collections, in which timely entries will be made. The Originator’s master data processing records will be marked to indicate the sales of all CMGFSC Purchased Assets to the Buyer hereunder and will include without limitation all payments received with respect to the CMGFSC Purchased Assets.

(d) Location of Records and Offices. The Seller will keep its principal place of business and chief executive office and the offices where it keeps all CMGFSC Records (and all original documents relating thereto other than those CMGFSC Records that are maintained with local attorneys or escrow agents or at the offices of the relevant Employer as described in Section 6.1(n)) at the addresses specified in Schedule 6.1(n) or, upon not less than 30 days’ prior written notice given by the Seller to the Issuer and its assignees, at such other locations in jurisdictions in the United States of America where all action required by Section 8.3 has been taken and completed.

(e) Separate Corporate Existence of the Seller. The Seller hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from CMSC and the other CMS Persons. From and after the date hereof until the Final Payout Date, the Seller will take such actions as shall be required in order that:

(i) The Seller will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii) The Seller will maintain corporate records and books of account separate from those of each CMS Person;

(iii) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any CMS Person;

(iv) The Seller will strictly observe corporate formalities in its dealings with the public and with each CMS Person, and funds or other assets of the Seller will not be commingled with those of any CMS Person. The Seller will at all times, in its dealings with the public and with each CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from each CMS Person. The Seller will not maintain joint bank accounts or other depository accounts to which any CMS Person (other than the Servicer) has independent access;

(v) The duly elected board of directors of the Seller and duly appointed officers of the Seller will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Seller;

(vi) Not less than one member of the Seller’s board of directors will be an Independent Director. The Seller will observe those provisions in its certificate of incorporation that provide that the Seller’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director and all other members of the Seller’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii) The Seller will compensate each of its employees, consultants and agents from the Seller’s own funds for services provided to the Seller; and

(viii) The Seller will not hold itself out to be responsible for the debts of any CMS Person.

(f) Payment Instruction to Obligors. The Seller will (or will cause the Servicer to) (i) instruct all Obligors to submit all payments on the Pool Receivables either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.

(g) Segregation of Collections. The Seller will use reasonable efforts to minimize the deposit of any funds other than Pool Collections into any of the Lockbox Accounts and, to the extent that any such funds are deposited into any of such Lockbox Accounts, promptly will identify any such funds or will cause such funds to be so identified to the Servicer, it being understood and agreed that the Seller does not hereby assume any affirmative duty to re-direct Obligors to remit funds to alternate locations.

(h) Identification of Eligible Receivables. The Seller will (or will cause the Servicer to) (i) establish and maintain necessary procedures for determining, no less frequently than each date on which a Monthly Originator Report is required to be delivered pursuant to Section 3.1(a), whether each Receivable qualifies as an Eligible Receivable, and for identifying on any such date all CMGFSC Receivables to be sold to the Issuer on that date that are not Eligible Receivables and (ii) will provide to the Servicer in a timely manner information that shows whether, and to what extent, the CMGFSC Receivables described in such Monthly Originator Report are Eligible Receivables.

(i) Payment of Taxes. The Seller will file (or there will be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens).

(j) Receivables Reviews. Upon reasonable prior notice, the Seller will permit the Issuer or its assignees (or other Persons designated by the Issuer from time to time) or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Seller and during regular business hours, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all CMGFSC Records in the possession or under the control of the Seller, including without limitation the related Contracts, invoices and other documents related thereto and (ii) to visit the offices and properties of the Seller for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the CMGFSC Receivables or the other KF Purchased Assets or the performance by the Seller of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Seller having knowledge of such matters or with the Seller’s certified public accountants or other auditors; provided, however, that all such reviews will occur no more frequently than twice per year (with only the first such review in any year being at the Seller’s expense) unless (i) a Servicer Default has occurred and is continuing or (ii) the Issuer or its successor or assignee has given advance written notice to the Seller that it believes the composition and/or performance of the KF Purchased Assets have deteriorated in a manner materially adverse to the interests of the Issuer or its assignees.

(k) Environmental Claims. The Seller will promptly cure and have dismissed with prejudice to the satisfaction of the Issuer and each of the Issuer’s assignees any actions and any proceedings relating to compliance with Environmental Laws relating to any CMGFSC Home.

(l) Turnover of Collections. If the Seller or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.

(m) Performance and Compliance by Seller with CMGFSC Home Purchase Contracts and other Contracts. The Seller will, at its expense, timely and fully perform and comply with, or cause to be timely and fully performed and complied with all provisions, covenants and other promises required to be observed by it under the CMGFSC Home Purchase Contracts and other Contracts related to the CMGFSC Receivables.

(n) Compliance with Credit and Collection Policy. The Seller will (or will cause the Servicer to) comply in all material respects with the Credit and Collection Policy with respect to each CMGFSC Receivable and the related Contract.

(o) Home Purchase Contracts. From and after the Closing Date, the Seller will enter into, and purchase the related Homes pursuant to, all Home Purchase Contracts relating to the Pool Relocation Management Agreements and will make all Equity Payments, Mortgage Payments and Mortgage Payoffs to be made in connection therewith in accordance with the Pool Relocation Management Agreements.

(p) Compliance with Orrick Opinion. The Seller will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Issuer set forth in the opinion of Orrick, Herrington & Sutcliffe LLP of even date herewith relating to security interest matters with respect to the Purchase of the KF Purchased Assets hereunder will be true and correct at all times.

(q) Computer Software, Hardware and Services. The Originator will provide, or will cause to be provided, to the Buyer and its assignees such licenses, sublicenses and/or assignments of contracts, if any, as the Servicer, the Buyer or the Buyer’s assignees require with respect to all services and computer hardware or software that relate to the servicing of the Seller Receivables or the other Seller Assets; provided, however, that with respect to any computer software licensed from a third party, the Originator will be required to provide (or cause to be provided) such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Originator with such third party.

Section 7.2 Reporting Requirements. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller agrees that it will furnish to the Issuer or its assignees:

(a) Material Adverse Effect. Promptly and in any event within two Business Days after the president, chief financial officer, controller or treasurer of the Seller has actual knowledge thereof, written notice that describes in reasonable detail any event or occurrence that, individually or in the aggregate for all such events or occurrences, has had, or that such Authorized Officer in its reasonable good faith judgment determines could reasonably be expected to have, a Material Adverse Effect (as defined in the Indenture);

(b) Proceedings. Promptly and in any event within five Business Days after an Authorized Officer of the Seller has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 6.1(f) not previously disclosed to the Issuer, (ii) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding or (iii) any CMGFSC Purchase Termination Event or KF Purchase Termination Event or event that, with the giving of notice or passage of time or both, would constitute a KF Purchase Termination Event;

(c) ERISA Event. (i) As soon as possible and in any event within 30 days after the Seller or any ERISA Affiliate knows or has reason to know that a “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, a statement of an Authorized Officer of the Seller setting forth details as to such reportable event and the action that the Seller or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof, a copy of any notice the Seller or any ERISA Affiliate receives relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Seller setting forth details as to such failure and the action that the Seller or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by the Seller or any ERISA Affiliate from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice received by the Seller or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;

(d) Environmental Claims. Promptly and in any event within five Business Days after receipt thereof, notice and copies of all written claims, complaints, notices, actions, proceedings, requests for information or inquiries relating to the condition of any CMGFSC Homes or compliance with Environmental Laws relating to the CMGFSC Homes, other than those received in the ordinary course of business and that, singly or in the aggregate, do not represent events or conditions that would cause the representation set forth in Section 6.1(u) to be incorrect; and

(e) Other. Promptly, from time to time, such other information, documents, records or reports with respect to the KF Purchased Assets or the condition or operations, financial or otherwise, of the Seller as the Issuer or its assignees may from time to time reasonably request in order to protect the interests of the Issuer or such assignees under or as contemplated by this Agreement and the other Transaction Documents, including timely delivery of all such information required under any Enhancement Agreement.

Section 7.3 Negative Covenants of the Seller. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller agrees that it will not:

(a) Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone on or with respect to, any KF Purchased Asset or any interest therein or any Lockbox or Lockbox Account, other than (i) sales of KF Purchased Assets pursuant to this Agreement and (ii) sales of Homes in accordance with the applicable Contracts;

(b) No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell its properties and assets to any Person except in accordance with the Transaction Documents;

(c) Change in Name. Change its corporate name or the name under or by which it conducts its business or the jurisdiction in which it is incorporated unless the Seller has given the Issuer and its assignees at least 30 days’ prior written notice thereof and unless, prior to any such change in name or jurisdiction of incorporation, the Seller has taken and completed all action required by Section 8.3;

(d) Home Deeds. Record any Home Deeds with respect to any Homes except at the direction of the Issuer or the Issuer’s assignees or as permitted by Section 8.3 hereof or by Section 2.01(d)(i) of the Servicing Agreement;

(e) Extension or Amendment of KF Purchased Assets. Extend, amend or otherwise modify the terms of any CMGFSC Receivable included in the KF Purchased Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10 of the Servicing Agreement;

(f) Change in Payment Instruction to Obligors. Make any change in its instructions to Obligors or other Persons regarding payments to be made to the Seller or payments to be made to any Lockbox Account (except for a change in instructions solely for the purpose of directing such Obligors or other Persons to make such payments to another existing Lockbox Account), unless (i) the Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the Originator, the Seller, the Issuer, the Trustee and such Lockbox Bank and (ii) in the case of any termination, the Issuer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing, and have irrevocably agreed, to make payments into another Lockbox Account then in use;

(g) Indebtedness. Create, incur or permit to exist, or give any guarantee or indemnity in respect of, any Indebtedness except for (A) liabilities created or incurred by the Seller pursuant to the Transaction Documents to which it is a party or contemplated by such Transaction Documents and (B) other reasonable and customary operating expenses;

(h) Amendments, Etc. Permit the validity or effectiveness of any Transaction Document to which it is a party or the rights and obligations created thereby or pursuant thereto to be amended, terminated, postponed or discharged, or permit any amendment to any Transaction Document to which it is a party without the consent of the Issuer and the Trustee, or permit any person whose obligations form part of the KF Purchased Assets to be released from such obligations, except in accordance with the terms of such Transaction Document;

(i) Capital Expenditures. Incur or make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty);

(j) Limitation on Business. Engage in any business other than financing, purchasing, owning and selling and managing the KF Purchased Assets and the CMGFSC Homes in the manner contemplated by the Transaction Documents and all activities incidental thereto, or enter into or be a party to any agreement or instrument other than any Transaction Document or documents and agreements incidental thereto;

(k) Capital Contributions. Except as contemplated by the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person; or

(l) Charter Amendments. Amend any provision of its certificate of incorporation or by-laws unless (a) (i) the Issuer shall have received not less than five Business Days’ prior written notice thereof and (ii) the certificate of incorporation of the Seller, as in effect on the date hereof, provides that such amendment can be made.

Section 7.4 Affirmative Covenants of the Issuer. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Issuer hereby agrees that it will perform the covenants and agreements set forth in this Section 7.4.

(a) The Issuer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Issuer’s identity as a legal entity separate from CMSC and the other CMS Persons. From and after the date hereof until one year and one day after the Final Payout Date, the Issuer will take such actions as shall be required in order that:

(i) The Issuer will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;

(ii) [Reserved];

(iii) The Issuer’s assets will be maintained in a manner that facilitates their identification and segregation from those of any CMS Person;

(iv) The Issuer will strictly observe corporate formalities in its dealings with the public and with each CMS Person, and funds or other assets of the Issuer will not be commingled with those of any CMS Person, except as expressly permitted by the Transaction Documents. The Issuer will at all times, in its dealings with the public and with each CMS Person, hold itself out and conduct itself as a legal entity separate and distinct from each CMS Person. The Issuer will not maintain joint bank accounts or other depository accounts to which any CMS Person (other than CMSC in its capacity as Servicer under the Servicing Agreement) has independent access;

(v) The duly elected board of directors of the Issuer and duly appointed officers of the Issuer will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Issuer;

(vi) Not less than one member of the Issuer’s board of directors will be Independent. The Issuer will observe those provisions in its certificate of incorporation that provide that the Issuer’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Issuer unless the Independent Director and all other members of the Issuer’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;

(vii) The Issuer will compensate each of its employees, consultants and agents from the Issuer’s own funds for services provided to the Issuer;

(viii) The Issuer will not hold itself out to be responsible for the debts of any CMS Person; and

(ix) The Issuer will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Issuer set forth in the opinion of Orrick, Herrington & Sutcliffee LLP of even date herewith relating to security interest matters with respect to the Purchase of the KF Assets hereunder will be true and correct at all times.

(b) The Issuer assumes no obligations of the Originator under the Pool Relocation Management Agreements with respect to any Home Purchase Contracts, including without limitation the obligations of the Originator to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMSC Homes or of the Seller to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CMGFSC Homes.

ARTICLE VIII

ADDITIONAL RIGHTS AND OBLIGATIONS IN

RESPECT OF THE KF PURCHASED ASSETS

Section 8.l Rights of the Issuer.

(a) Subject to Section 8.4(b), the Seller hereby authorizes the Issuer and its assignees and designees to take any and all steps in the Seller’s name and on behalf of the Seller that the Issuer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all KF Purchased Assets, including without limitation endorsing the name of the Seller on checks and other instruments representing Pool Collections and enforcing such KF Purchased Assets.

(b) The Issuer and its assignees shall have no obligation to account for, to replace, to substitute or to return any KF Purchased Asset to the Seller.

(c) The Issuer and its assignees shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the KF Purchased Assets and all of the right, title and interest of the Issuer and its assignees in, to and under this Agreement on whatever terms the Issuer and its assignees determine, pursuant to the Indenture or otherwise.

(d) As between the Seller and the Issuer, the Issuer shall have the sole right to retain any gains or profits created by buying, selling or holding the KF Purchased Assets.

Section 8.2 Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

(a) The Seller agrees to deliver directly to the Servicer (for the Issuer’s account), within one Business Day after receipt thereof, any Pool Collections that it receives, in the form so received, and agrees that all such Pool Collections will be deemed to be received in trust for the Issuer and its assignees and shall be maintained and segregated separate and apart from all other funds and moneys of the Seller until delivery of such Pool Collections to the Servicer; and

(b) The Seller hereby grants to the Issuer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Issuer (whether or not from the Seller) in connection with any KF Purchased Asset (which power of attorney may be exercised by the Issuer’s successors and assigns in accordance with Section 8.4 and Section 11.12(b)).

(c) The Seller shall perform, or cause to be performed, all of its obligations hereunder and under the CMGFSC Home Purchase Contracts and other Contracts related to the CMGFSC Receivables to which it is a party to the same extent as if such CMGFSC Receivables had not been sold hereunder, and the exercise by the Issuer or its designee or assignee of the Issuer’s rights hereunder or in connection herewith shall not relieve the Seller from any of its obligations under any such CMGFSC Home Purchase Contracts or Contracts related to the CMGFSC Receivables. Notwithstanding the foregoing, the Seller acknowledges that the Issuer or its designees are entitled to perform such obligations to the extent permitted under the Transaction Documents.

Section 8.3 Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense and upon reasonable request, it will promptly execute and deliver all further instruments and documents and take all further action as is reasonably necessary to perfect, protect or more fully evidence the Purchase of the KF Purchased Assets by the Issuer and its assignees hereunder, or to enable the Issuer or its assignees to exercise or enforce any of its rights hereunder or under any other Transaction Document to which the Seller is a party; provided, however, that the Seller will not file or record any Home Deeds except to the extent such recordation is required by local law, regulation or custom. Without limiting the generality of the foregoing, the Seller shall:

(a) upon the request of the Issuer or its assignees, execute and file such financing or continuation statements or amendments thereto or assignments thereof and such other instruments or notices as the Issuer or its assignees may reasonably determine to be necessary or appropriate; and

(b) mark the master data processing records evidencing the KF Purchased Assets and, if requested by the Issuer or its assignees, legend (or cause the Servicer to legend) the CMGFSC Home Purchase Contracts to reflect the sale of the KF Purchased Assets to the Issuer pursuant to this Agreement.

The Seller hereby authorizes the Issuer and its assignees to file one or more financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the KF Purchased Assets, in each case whether now existing or hereafter purchased or generated by the Seller. If (i) the Seller fails to perform any of its agreements or obligations under this Agreement and does not remedy such failure within the applicable cure period, if any, and (ii) the Issuer or its assignees in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the Issuer or its assignees under this Agreement, then the Issuer or its assignees may (but shall not be required to) perform or cause performance of such agreement or obligation, and the reasonable expenses of the Issuer or its assignees incurred in connection with such performance shall be payable by the Seller as provided in Section 10.1.

Section 8.4 Collections; Rights of the Issuer and its Assignees.

At any time following the designation of a Servicer other than CMSC pursuant to the Servicing Agreement:

(a) The Issuer or its assignees may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Issuer or its assignees;

(b) At the request of the Issuer or its assignees and at the Seller’s expense, the Seller shall give notice of such ownership to each said Obligor and direct that payments be made directly to the Issuer or its assignees;

(c) At the request of the Issuer or its assignees and at the Seller’s expense, the Seller shall (A) assemble all of the CMGFSC Records, to the extent such CMGFSC Records are in its possession, and make the same available at a place selected by the Issuer or its successors and assigns, or instruct any escrow agents holding any such documents, instruments and other records on its behalf to make the same available and (B) segregate all cash, checks and other instruments received by it from time to time constituting Pool Collections in a manner reasonably acceptable to the Issuer or its assignees and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Issuer or its assignees; and

(d) The Seller hereby authorizes the Issuer or its assignees to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the reasonable determination of the Issuer or its assignees, to collect all amounts due under any and all KF Purchased Assets, including without limitation endorsing the Seller’s name on checks and other instruments representing Pool Collections and enforcing the KF Purchased Assets.

ARTICLE IX

TERMINATION

Section 9.1 KF Purchase Termination Events. The following events shall be “KF Purchase Termination Events”:

(a) The occurrence of an Event of Default or an Amortization Event; or

(b) (i) Any of the representations and warranties made by the Seller in Section 6.1(d) or 6.1(e) proves to have been incorrect in any material respect when made, or (ii) any other representation or warranty made by the Seller under any of the Transaction Documents, any Monthly Originator Report or other information or report delivered by the Seller with respect to the Seller or the KF Purchased Assets shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, and such failure could be reasonably expected to have a Material Adverse Effect and such occurrence remains unremedied for 30 days, in each case, after the date on which an Authorized Officer of any CMS Person knew or with reasonable diligence would have known of such failure; or

(c) (i) The Seller shall fail to perform or observe, or cause to be performed or observed, the covenants and agreements set forth in Section 7.1(a), as and when required, or shall fail to perform or observe any other covenants and agreements contained in this Agreement or any of the other Transaction Documents to which it is a party or any CMGFSC Home Purchase Contract required on its part to be performed or observed, and such failure shall remain unremedied for: (A) in the case of a failure to deliver any Monthly Originator Report pursuant to Section 3.1(a), ten calendar days (provided, however, that such ten day period may be extended for an additional ten days if such failure to deliver a Monthly Seller Report is due to computer failure) or (B) in the case of any other failure to perform or observe, as and when required, any term, covenant or agreement, which failure could reasonably be expected to have a Material Adverse Effect, 60 days; or

(d) An Event of Bankruptcy shall have occurred with respect to the Seller, CMSC or the Performance Guarantor; or

(e) The representation and warranty in Section 6.1(k) shall not be true at any time with respect to a substantial portion of the KF Purchased Assets; or

(f) Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the KF Purchased Assets and such Lien shall not have been released within five days or (ii) the PBGC shall file, or shall indicate its intention to file, notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the KF Purchased Assets; or

(g) This Agreement, the CMGFSC Purchase Agreement or the PHH Guarantee shall cease to be in full force and effect for any reason other than in accordance with its terms; or

(h) A CMGFSC Purchase Termination Event or event giving rise to a Funding Termination Date shall have occurred.

If a KF Purchase Termination Event occurs, the Seller shall promptly give notice to the Issuer and its assignees of such KF Purchase Termination Event.

Section 9.2 Purchase Termination. (a) On the KF Termination Date, the Seller shall cease transferring KF Purchased Assets to the Issuer, provided that any right, title and interest of the Seller in and to any CMGFSC Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to the issuer of additional KF Purchased Assets, KF Purchased Assets transferred to the Issuer prior to the Termination Date and Pool Collections in respect of such KF Purchased Assets and the related Finance Charges, whenever accrued in respect of such KF Purchased Assets, shall continue to be property of the Issuer available for transfer by the Issuer pursuant to the Servicing Agreement.

(b) Upon the occurrence of a KF Purchase Termination Event, the Issuer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of an KF Purchase Termination Event shall not deny to the Issuer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Issuer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE X

INDEMNIFICATION; SECURITY INTEREST

Section 10.1 Indemnities by the Seller. Without limiting any other rights that any CMGFSC Indemnified Party may have hereunder or under applicable law, the Seller agrees to indemnify the Issuer and each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, a “CMGFSC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them, arising out of or as a result of any of the following (all of the foregoing, collectively, “CMGFSC Indemnified Losses”):

(a) any representation or warranty made by the Seller under any of the Transaction Documents, any Monthly Originator Report or any other information or report delivered by the Seller with respect to the Seller or the KF Purchased Assets, having been untrue or incorrect in any respect when made or deemed to have been made;

(b) the failure by the Seller to comply with any material applicable Requirement of Law with respect to any KF Purchased Asset or any failure of a KF Purchased Asset to comply with any such material Requirement of Law as of the date of the sale of such KF Purchased Asset hereunder;

(c) the failure to vest and maintain in the Issuer a valid ownership or security interest in the KF Purchased Assets, free and clear of any Lien (including without limitation any such failure arising from a circumstance described in the definition of Permitted Exceptions);

(d) any failure of the Seller to perform its duties or obligations in accordance with the provisions of the Transaction Documents or any Contract, in each case to which it is a party;

(e) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any KF Purchased Assets to the Issuer, whether at the time of any sale or at any subsequent time;

(f) the failure by the Seller to pay when due any taxes owing by it (including without limitation sales, excise or property taxes) payable in connection with the KF Purchased Assets, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens);

(g) any reduction in the Unpaid Balance of any CMGFSC Receivable included in the KF Purchased Assets as a result of any Concession;

(h) any product liability, strict liability or personal injury claim in connection with the service that is the subject of any CMGFSC Receivable or CMGFSC Related Property; and

(i) any investigation, litigation or proceeding related to any use by the Seller of the proceeds of any Purchase made hereunder.

Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that the Issuer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any CMGFSC Indemnified Party be indemnified for any CMGFSC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such CMGFSC Indemnified Party, (ii) to the extent the same includes losses in respect of KF Purchased Assets and reimbursement therefor that would constitute credit recourse to the Seller for the amount of any KF Purchased Asset not paid by the related Obligor or (iii) resulting from the action or omission of the Servicer.

If for any reason the indemnification provided in this Section 10.1 is unavailable to a CMGFSC Indemnified Party or is insufficient to hold a CMGFSC Indemnified Party harmless, then the Seller shall contribute to the maximum amount payable or paid to such CMGFSC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such CMGFSC Indemnified Party on the one hand and the Seller on the other hand, but also the relative fault of such CMGFSC Indemnified Party and the Seller, and any other relevant equitable considerations.

Section 10.2 Security Interest. Without prejudice to the provisions of Section 2.1 providing for the absolute transfer of the Seller’s interest in the KF Purchased Assets and the proceeds thereof and any interest of the Seller in the other property described in clause (vi) of Section 2.1(a) to the Issuer in order to secure the prompt payment and performance of all obligations of the Seller to the Issuer and the Issuer’s assignees arising in connection with this Agreement and the other Transaction Documents, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Seller hereby assigns and grants to the Issuer a first priority security interest in the Seller’s right, title and interest, whether now owned hereafter acquired, if any, in, to and under all of the KF Purchased Assets and the proceeds thereof and any interest of the Seller in or the other property described in clause (vi) of Section 2.1(a).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments; Waivers, Etc.

(a) The provisions of this Agreement may be amended, modified or waived from time to time if such amendment, modification or waiver is in writing and signed by the Seller and the Issuer and its assignees. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure or delay on the part of the Issuer or its assignees, or any CMGFSC Indemnified Party, or any other third party beneficiary referred to in Section 11.12(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to, or demand on, the Seller shall entitle it in any case to any notice or demand in similar or other circumstances. No waiver or approval by the Issuer or its assignees under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2 Notices. Etc. Unless otherwise stated herein, all notices, demands, consents, approvals and other communications provided for hereunder shall be in writing (including via telecopier) and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, by telecopier or by overnight courier to the intended party at the address or telecopier number of such party set forth on Schedule 11.2 hereof, or at such other address or telecopier number as shall be designated by such party in a written notice to the other party hereto given in accordance with this Section 11.2. Copies of all notices and other communications provided for hereunder shall be delivered to the Trustee, the Administrative Agent and the Issuer at their respective addresses for notices set forth in the Servicing Agreement. All notices and communications provided for hereunder shall be effective when received.

Section 11.3 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon, and inure to the benefit of, the Issuer and the Seller and their respective successors and assigns. The Seller may not assign any of its rights hereunder or any interest herein without the prior written consent of the Issuer and its assignees. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated pursuant hereto. Such termination shall not occur prior to the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 and the provisions of Section 11.14, Section 11.16 and Section 11.17 shall be continuing and shall survive any termination of this Agreement.

Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 11.6 Costs, Expenses and Taxes. In addition to the obligations of the Seller under Article X, the Seller agrees to pay on demand:

(a) all reasonable costs and expenses incurred by the Issuer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Seller’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(h), and

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each CMGFSC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.

Section 11.7 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.2. NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.8 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.9 Integration. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.10 Captions and Cross References. The various captions (including without limitation the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by telecopier or other electronic means shall be equally effective as delivery of an originally executed counterpart hereof.

Section 11.12 Acknowledgment and Consent.

(a) The Seller acknowledges that, from time to time prior to the Termination Date, the Issuer intends to sell all of the Issuer’s right, title and interest in, to and under the KF Purchased Assets, this Agreement and all of the other Transaction Documents pursuant to the Servicing Agreement and that the interests of the Issuer hereunder will be further assigned pursuant to the Indenture. The Seller acknowledges and agrees to each such sale by the Issuer and consents to the sale and assignment by the Issuer of all or any portion of its right, title and interest in, to and under the KF Purchased Assets, this Agreement and the other Transaction Documents and all of the Issuer’s rights, remedies, powers and privileges and all claims of the Issuer against the Seller under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Issuer at any time to enforce this Agreement against the Seller and the obligations of the Seller hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Seller thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Issuer’s successors and assigns to the same extent as the Issuer may do. Each of the parties hereto acknowledges and agrees that the Issuer’s successors and assigns are third party beneficiaries of this Agreement, including without limitation the rights of the Issuer arising hereunder, and may rely on the Seller’s representations and warranties made herein as if made directly to them. The Seller hereby acknowledges and agrees that, except with respect to its rights under Section 4.3, it has no claim to or interest in any of the Lockbox Accounts.

(b) The Seller hereby agrees to execute all agreements, instruments and documents and to take all other actions that the Issuer or its assignees determines are necessary or appropriate to evidence its consent described in Section 11.12(a). The Seller hereby acknowledges and agrees that the Issuer in all of its capacities may assign to the Issuer’s successors and assigns such powers of attorney and other rights and interests granted by the Seller to the Issuer hereunder and agrees to cooperate fully with the Issuer’s successors and assigns in the exercise of such rights.

Section 11.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

Section 11.14 No Proceedings. (a) The Seller hereby agrees that it will not institute against the Issuer or its successors or join any other Person in instituting against the Issuer or its successors any Insolvency Proceeding so long as there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Seller to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Issuer or its successors by any Person other than the Seller.

(b) The Issuer hereby agrees that it will not institute against the Seller or join any other Person in instituting against the Seller any Insolvency Proceeding so long as the Final Payout Date shall not have occurred or there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Issuer to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Seller or its successors by any Person other than the Issuer.

Section 11.15 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement are for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 11.16 Recourse to the Seller. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Seller under the Transaction Documents to which it is a party are solely the obligations of the Seller, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Seller that arises out of any Transaction Document to which the Seller is a party against any director, officer or employee of the Seller. The provisions of this Section 11.16 shall survive the termination of this Agreement.

Section 11.17 Recourse to the Issuer. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Issuer under the Transaction Documents to which it is a party are solely the obligations of the Issuer, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Issuer that arises out of any Transaction Document to which the Issuer is a party against any director, officer or employee of the Issuer. The provisions of this Section 11.17 shall survive the termination of this Agreement.

Section 11.18 Confidentiality. The Issuer agrees to maintain the confidentiality of any information regarding CMSC, the Seller, Cendant Corporation and PHH obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Issuer may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of CMSC, the Seller, Cendant

Corporation nor PHH shall have any obligation to disclose to the Issuer or its assignees any personal and confidential information relating to a Transferred Employee. The requirements of this Section 11.18 shall cease to apply to any information that is publicly disclosed by CMSC, Cendant Corporation or PHH.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENDANT MOBILITY GOVERNMENT FINANCIAL SERVICES CORPORATION

By:	/s/ Eric J. Barnes
Name:	Eric J. Barnes
Title:	Sr. Vice President & CFO

KENOSIA FUNDING, LLC

By:	/s/ Eric J. Barnes
Name:	Eric J. Barnes
Title:	Sr. Vice President & CFO

[Signature Page to Receivables Purchase Agreement]

APPENDIX A

DEFINITIONS

A. Defined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the CMGFSC Purchase Agreement. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“CMGFSC Collections” shall mean all funds that are received on account of or otherwise in connection with any CMGFSC Pool Asset, including without limitation all funds received (a) from or on behalf of any Obligor in payment of or otherwise in respect of any CMGFSC Receivable included in the CMGFSC Pool Assets, (b) from or on behalf of any Ultimate Buyer or any other Person in respect of CMGFSC Home Sale Proceeds, (c) from any other Person to the extent such funds were applied, or should have been applied, pursuant to any Contract to repay or discharge any CMGFSC Receivable or CMGFSC Related Asset included in the CMGFSC Pool Assets (including without limitation insurance payments that any Transaction Party applies in the ordinary course of its business to amounts owed in respect of such CMGFSC Pool Assets) and (d) from PHH in respect of any payments made by PHH as guarantor of the obligations of the Originator or the Servicer under the PHH Guarantee.

“CMGFSC Home” shall mean any Home subject to a CMGFSC Home Purchase Contract.

“CMGFSC Home Purchase Contract” shall mean any Home Purchase Contract that was executed, and pursuant to which CMGFSC purchases a Home, on or after the Closing Date, and that relates to a Receivable included in the KF Purchased Assets.

“CMGFSC Home Sale Contract” shall mean any Home Sale Contract with respect to a CMGFSC Home.

“CMGFSC Home Sale Proceeds” shall mean any Home Sale Proceeds arising under a CMGFSC Home Sale Contract.

“CMGFSC Indemnified Losses” shall have the meaning set forth in Section 10.1.

“CMGFSC Indemnified Party” shall have the meaning set forth in Section 10.1.

“CMGFSC Pool Asset” shall mean, collectively, all of the following assets and interests in property, whether now existing or hereafter arising and wheresoever located:

(a) all CMGFSC Receivables, all CMGFSC Related Assets, all CMGFSC Collections and all proceeds of the foregoing;

(b) the PHH Guarantee;

(c) all rights to payment due or to become due from the Seller under the Transaction Documents and all other rights and interests of the Issuer under this Agreement and the other Transaction Documents;

(d) all Lockboxes and Lockbox Accounts and all funds on deposit therein and certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith and all interest, dividends, monies, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing; and

(e) all moneys due or to become due and all amounts received or receivable with respect to any of the foregoing and all proceeds of, and earnings on the foregoing.

“CMGFSC Purchase Agreement” shall mean the CMGFSC Purchase Agreement dated as of the date hereof by and between CMSC and the Seller.

“CMGFSC Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“CMGFSC Receivable” shall have the meaning set forth in Section 2.1(a).

“CMGFSC Records” shall mean all Records maintained by the Seller with respect to the CMGFSC Receivables and CMGFSC Related Assets.

“CMGFSC Related Assets” shall have the meaning set forth in Section 2.1(a).

“CMGFSC Related Property” shall have the meaning set forth in Section 2.1(a).

“Collection Account” shall have the meaning provided in the Servicing Agreement.

“Eligible Receivable” shall mean any Eligible Receivable as defined in the CMGFSC Purchase Agreement that has been (or will be at the time such Receivable becomes included in the KF Purchased Assets) validly transferred to the Issuer by CMGFSC under and in accordance with this Agreement.

“Final Payout Date” shall mean the earlier of the date after the satisfaction and discharge of the Indenture pursuant to Article IV thereof on which either (i) all of the Notes have been paid in full or (ii) the Unpaid Balance of all outstanding Pool Receivables has been reduced to zero; provided that for purposes of this definition of Final Payout Date, the Unpaid Balance of a Defaulted Receivable shall be deemed to be outstanding until all Homes related thereto have been sold and such Receivable has been written off as uncollectible.

“Indebtedness” shall mean, with respect to any Person, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person and its Subsidiaries that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of such Person and its Subsidiaries, other than (x) accounts payable and accrued expenses, (y) advances from clients obtained in the ordinary course of the relocation management services business of any such Person and (z) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person or one of its Subsidiaries and (iii) all other obligations or liabilities of such Person or any of its Subsidiaries with respect to the discharge of the obligations of any Person other than itself or one of its Subsidiaries. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indebtedness for Borrowed Money” shall mean, with respect to any Person, (i) any Indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto) but excluding capitalized lease obligations and excluding obligations representing the deferred and unpaid purchase price of any property.

“Issuer” shall mean Kenosia Funding, LLC, a Delaware corporation.

“Issuer’s assignees,” “Issuer or its assignees,” “Issuer’s successors and assigns,” “Issuer’s assigns,” and terms of like import shall include each of the following: (i) the Issuer; (ii) the Trustee; (iii) each Series 2002-1 Noteholder; (iv) each Liquidity Party and (v) each of their respective successors and assigns under any of the Transaction Documents.

“KF Purchase Termination Event” shall have the meaning set forth in Section 9.1.

“KF Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“KF Termination Date” shall mean the date specified by the Trustee following the occurrence of an KF Purchase Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either the Seller or the Issuer, the KF Termination Date shall be deemed to have occurred automatically without any such notice.

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Seller, (b) the ability of the Seller to perform its obligations under any Transaction Document or all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by the Seller under any Transaction Document, (d) the status, existence, perfection or priority of the interest of the Issuer (and its assignees) in the KF Purchased Assets, taken as a whole, in each case free and clear of any Lien (other than Permitted Liens) or (e) the validity, enforceability or collectibility of all or any substantial portion of the KF Purchased Assets.

“Permitted Exception” shall mean that, with respect to any representation, warranty or covenant with respect to the interest of the Issuer and its assignees in the KF Purchased Assets or any Servicer Default, that (i) prior to recordation (A) pursuant to Section 8.3 of this Agreement and/or Section 2.01(d)(i) of the Servicing Agreement or (B) upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee, and no recordation in real estate records of any mortgage or any conveyance pursuant to the related Home Purchase Contract or Home Sale Contract in favor of any Transaction Party, the Issuer or any of the Issuer’s assignees and assigns pursuant to this Agreement will be made except as otherwise permitted under Section 2.01(d)(i) of the Servicing Agreement and (ii) no delivery of any Home Purchase Contracts, Home Deeds or Equity Loan Notes to any custodian will be required.

“Pool Collections” shall mean, collectively and without duplication, the CMSC Collections and the CMGFSC Collections.

“Pool Receivables” shall mean, collectively, the CMSC Receivables and the CMGFSC Receivables.

“Purchase” shall mean each purchase of Receivables, Related Assets and other KF Purchased Assets by the Issuer from the Seller hereunder.

“Receivables Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Seller” shall mean Cendant Mobility Government Financial Services Corporation.

“Seller Assets” shall have the meaning set forth in Section 2.1(a).

“Seller Person” means the Seller and each of its Subsidiaries and Affiliates other than CMSC, the Issuer and the Issuer.

“Seller Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“Seller Receivables” shall have the meaning set forth in Section 2.1(a).

“Seller Related Assets” shall have the meaning set forth in Section 2.1(a).

“Seller Related Property” shall have the meaning set forth in Section 2.1(a).

“Servicer Advance” shall have the meaning set forth in the Servicing Agreement.

“Solvent” shall have the meaning set forth in the Note Purchase Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the CMGFSC Purchase Agreement, the Servicing Agreement, the PHH Guarantee, the Lockbox Agreements and all agreements, instruments, certificates, reports and documents (other than any of the Contracts) executed and delivered or to be executed and delivered by the Issuer under or in connection with any of the foregoing, as any of the foregoing may be amended, supplemented, restated or otherwise modified from time to time.

“Transaction Party” shall mean the Issuer, CMSC, the Seller, the Issuer or the Servicer (so long as the Servicer is CMSC or an Affiliate thereof).

B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

C. Agreements, Representations and Warranties. The agreements, representations and warranties of the Issuer and Cendant Mobility Government Financial Services Corporation in this Agreement in each of their respective capacities as buyer, Seller and originator shall be deemed to be the agreements, representations and warranties of the Issuer and Cendant Mobility Government Financial Services Corporation solely in each such capacity for so long as the Issuer and Cendant Mobility Government Financial Services Corporation act in each such capacity under this Agreement, provided that nothing in this paragraph shall be deemed to limit the survival of such agreements, representations and warranties.

D. Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

E. Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement.